Exhibit (a)(5)(C)

ACORDA THERAPEUTICS, INC. PRESS RELEASE

11 April 2016 at 3:55 p.m. (EET) / 8:55 a.m. (New York Time)

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, DIRECTLY OR INDIRECTLY, IN OR INTO CANADA, JAPAN, AUSTRALIA, SOUTH AFRICA, HONG KONG OR IN ANY OTHER JURISDICTION IN WHICH THE TENDER OFFER WOULD BE PROHIBITED BY APPLICABLE LAW.

ACORDA THERAPEUTICS ANNOUNCES PRELIMINARY TENDER OFFER RESULTS AND ACCEPTANCE OF THE SHARES, AMERICAN DEPOSITARY SHARES, STOCK OPTIONS, SHARE UNITS AND WARRANTS IN BIOTIE THERAPIES CORP. TENDERED IN TENDER OFFER

On 11 March 2016, Acorda Therapeutics, Inc. (Nasdaq: ACOR) (“Acorda” or the “Offeror”) commenced a voluntary public tender offer to purchase all of the issued and outstanding shares (“Shares”), American Depositary Shares (“ADSs”), stock options (“Option Rights”), share units (“Share Rights”) and warrants (“Warrants”) (such securities, collectively, the “Equity Interests”) in Biotie Therapies Corp (Nasdaq Helsinki: BTH1V; Nasdaq: BITI) (“Biotie” or the “Company”) that are not owned by Biotie or any of its subsidiaries (the “Tender Offer”). The Tender Offer expired on 8 April 2016.

According to the preliminary results of the Tender Offer, as of the expiration of the Tender Offer on 8 April 2016 at 4:00 p.m. (EET)/ 9:00 am (New York Time), 656,398,583 Shares, 3,120,541 ADSs, 435,000 2011 Option Rights, 5,120,125 2014 Option Rights, 12,401,120 2016 Option Rights, 1,949,116 Swiss Option Rights, 25,000 2011 Share Rights, 3,132,188 2014 Share Rights and 220,400,001 Warrants have been tendered in the Tender Offer, representing approximately 93.77 percent of all the shares and votes in Biotie on a fully-diluted basis as defined in the terms and conditions of the Tender Offer.

The Shares and ADSs tendered in the Tender Offer represent approximately 92.37 percent of all the shares and votes in Biotie (excluding treasury shares held by Biotie) and by exercising the other tendered Equity Interests for the subscription of Biotie shares, the Offeror could increase its holding to approximately 93.91 percent of all the shares and votes in Biotie (excluding treasury shares held by Biotie).

As a result of more than 90% of the shares and votes in Biotie on a fully diluted basis having been tendered in the Tender Offer, all of the conditions to completion of the Tender Offer have been satisfied, and the Offeror has accepted the Equity Interests tendered. The Offeror will complete the Tender Offer in accordance with its terms and conditions. The final results of the Tender Offer will be announced on 13 April 2016 and the offer consideration will be paid to the holders of Equity Interests who have validly accepted the Tender Offer as of the expiration of the Tender Offer on 8 April 2016 in accordance with the terms and conditions of the Tender Offer on or about 18 April 2016.

In order to allow holders of Equity Interests who had not tendered their Equity Interests by 8 April 2016 to accept the Tender Offer, the Offeror may decide to commence a subsequent offer period in accordance with the terms and conditions of the Tender Offer (the “Subsequent Offer Period”). Any decision to commence a Subsequent Offer Period will be announced in connection with confirming and announcing the final results of the Tender Offer on 13 April 2016.

The Offeror’s intention is to acquire all the Equity Interests in Biotie. As the Offeror’s ownership in Biotie will exceed 90 percent of the shares and voting rights in Biotie after the settlement of the Shares and ADSs already tendered in the Tender Offer, the Offeror intends to initiate compulsory redemption proceedings for the remaining Biotie Shares (including Shares represented by ADSs) under the Finnish Companies Act.

“Our acceptance of the Biotie Therapies securities tendered is a major milestone in closing the acquisition of Biotie, which we look forward to completing in the coming months,” said Ron Cohen, M.D., Acorda’s President and CEO. “This acquisition significantly advances our strategy for creating shareholder value. Tozadenant, Biotie’s most advanced clinical program, is an adenosine A2a receptor antagonist with the potential to be the first new class of drug approved for the treatment of Parkinson’s in the U.S. in over 20 years. Tozadenant, together with CVT-301, positions Acorda as a leader in developing innovative treatment options for patients with Parkinson’s disease.”

FURTHER INFORMATION

For further information, please contact:

Felicia Vonella, Investor Relations

Tel. + 1 914 326 5146, e-mail: fvonella@acorda.com

About Acorda Therapeutics

Founded in 1995, Acorda Therapeutics is a biotechnology company focused on developing therapies that restore function and improve the lives of people with neurological disorders.

Acorda has an industry leading pipeline of novel neurological therapies addressing a range of disorders, including Parkinson’s disease, epilepsy, post-stroke walking deficits, migraine, and multiple sclerosis. Acorda markets three FDA-approved therapies, including AMPYRA® (dalfampridine) Extended Release Tablets, 10 mg.

For more information, please visit www.acorda.com.

About Biotie Therapies

Biotie is a biopharmaceutical company focused on products for neurodegenerative and psychiatric disorders. Biotie’s development has delivered Selincro (nalmefene) for alcohol dependence, which received European marketing authorization in 2013 and is currently being rolled out across Europe by partner H. Lundbeck A/S. The current development products include tozadenant for Parkinson’s disease, which is in Phase 3 development, and two additional compounds which are in Phase 2 development for cognitive disorders including Parkinson’s disease dementia, and primary sclerosing cholangitis (PSC), a rare fibrotic disease of the liver.

For more information, please visit www.biotie.com.

Forward-Looking Statements

This press release includes forward-looking statements. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or prospects should be considered forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including: the ability to realize the benefits anticipated from the Biotie and Civitas transactions, among other reasons because acquired development programs are generally subject to all the risks inherent in the drug development process and our knowledge of the risks specifically relevant to acquired programs generally improves over time; the ability to successfully integrate Biotie’s operations and Civitas’ operations, respectively, into our operations; we may need to raise additional funds to finance our expanded operations and may not be able to do so on acceptable terms; our ability to successfully market and sell Ampyra in the U.S.; third party payers (including governmental agencies) may not reimburse for the use of Ampyra or our other products at acceptable rates or at all and may impose restrictive prior authorization requirements that limit or block prescriptions; the risk of unfavorable results from future studies of Ampyra or from our other research and development programs, including CVT-301, Plumiaz, or any other acquired or in-licensed programs; we may not be able to complete development of, obtain regulatory approval for, or successfully market CVT-301, Plumiaz, any other products under development, or the products that we would acquire if we complete the Biotie transaction; the occurrence of adverse safety events with our products; delays in obtaining or failure to obtain and maintain regulatory approval of or to successfully market Fampyra outside of the U.S. and our dependence on our collaborator Biogen in connection therewith; competition; failure to protect our intellectual property, to defend against the intellectual property claims of others or to obtain third party intellectual property licenses needed for the commercialization of our products; and failure to comply with regulatory requirements could result in adverse action by regulatory agencies.

Additional Information

Investors and holders of Biotie equity securities are strongly advised to read the tender offer statement, including the offer to purchase, letter of transmittal, acceptance forms and other related tender offer documents and the related solicitation/recommendation statement on Schedule 14D-9 that have been filed by Biotie with the SEC, because contain important information. These documents are available at no charge on the SEC’s website at www.sec.gov. In addition, a copy of the Tender Offer Document and related documents may be obtained free of charge by directing a request to us at www.acorda.com or Office of the Corporate Secretary, 420 Saw Mill River Road, Ardsley, New York 10502.

In addition to the Schedule TO, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by us at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

THE TENDER OFFER WILL NOT BE MADE DIRECTLY OR INDIRECTLY IN ANY JURISDICTION WHERE EITHER AN OFFER OR PARTICIPATION THEREIN IS PROHIBITED BY APPLICABLE LAW OR WHERE ANY TENDER OFFER DOCUMENT OR REGISTRATION OR OTHER REQUIREMENTS WOULD APPLY IN ADDITION TO THOSE UNDERTAKEN IN FINLAND AND THE UNITED STATES.

IN ADDITION, THE TENDER OFFER DOCUMENT, THE RELATED DOCUMENTS AND THIS RELEASE WILL NOT AND MAY NOT BE DISTRIBUTED, FORWARDED OR TRANSMITTED INTO OR FROM ANY JURISDICTION WHERE PROHIBITED BY APPLICABLE LAW. IN PARTICULAR, THE TENDER OFFER IS NOT BEING MADE, DIRECTLY OR INDIRECTLY, IN OR INTO, CANADA, JAPAN, AUSTRALIA, SOUTH AFRICA OR HONG KONG. THE TENDER OFFER CANNOT BE ACCEPTED BY ANY SUCH USE, MEANS OR INSTRUMENTALITY OR FROM WITHIN CANADA, JAPAN, AUSTRALIA, SOUTH AFRICA OR HONG KONG.

This release is for informational purposes only and does not constitute a tender offer document or an offer, solicitation of an offer or an invitation to a sales offer. Potential investors in Finland shall accept the Tender Offer only on the basis of the information provided in the tender offer document, as supplemented, approved by the Finnish Financial Supervisory Authority and related materials.